INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "Agreement"), dated September 30, 1997 is among the undersigned shareholders (each a "Shareholder") of Circuit Test, Inc., a Florida corporation ("Circuit Test"), the undersigned members (the "Airhub Members") of Airhub Services Group, L.C., a Kentucky limited liability company ("Airhub"), and the members (the "CTLLC Members" and, together with the Airhub Members and the Shareholders, the "Indemnitors") of Circuit Test International, L.C., a Florida limited liability company ("CTLLC"), and EFTC Corporation, a Colorado corporation ("Parent").

                                                     RECITALS

         A. Pursuant to the Agreement and Plan of Reorganization, dated as of July 9, 1997 (the "Reorganization Agreement") among Parent, CTI Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Circuit Test, the Shareholders will receive shares of Common Stock, $.01 par value, of Parent ("Parent Common Stock") in exchange for their shares of Class A and Class B Common Stock, $.01 par value, of Circuit Test ("Circuit Test Common Stock"). In connection with the Reorganization Agreement, Parent has granted the Shareholders demand and piggyback registration rights pursuant to the Registration Rights Agreement of even date herewith (the "Registration Rights Agreement").

         B. Pursuant to that certain Limited Liability Company Unit Purchase Agreement, dated as of July 9, 1997 (the "Purchase Agreement"), among Parent, CTLLC Acquisition Corp., a Florida corporation and wholly owned subsidiary of Parent ("LLC Acquisition"), Airhub, the Airhub Members, CTLLC and the CTLLC Members, all of the outstanding interests in Airhub and CTLLC will be acquired (the "Acquisition") and as a result of the Acquisition, all outstanding interests in Airhub will be acquired by Parent and all of outstanding interests in CTLLC will be acquired by Parent and LLC Acquisition.

         C. In consideration of Parent entering the Reorganization Agreement, the Purchase Agreement and the Registration Rights Agreement and to induce Parent to consummate the transactions contemplated thereby, the Indemnitors are making certain representations and warranties set forth herein and indemnifying Parent with respect to certain matters under the Reorganization Agreement.


                                                     AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, covenants and agreements contained herein, the parties hereto agree as follows:



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                                                     ARTICLE I

                                          REPRESENTATIONS AND WARRANTIES

         1.1 Due Authorization; Enforceability; No Conflict. Each of the Indemnitors represents and warrants to Parent with respect to such Indemnitor that the Indemnitor has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has taken all actions necessary to secure all approvals required in connection therewith. This Agreement has been duly executed and delivered by the Indemnitor and constitutes the valid and binding obligation of the Indemnitor enforceable against the Indemnitor in accordance with its terms. The execution and delivery of this Agreement does not, and the performance will not: (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to the Indemnitor or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of the Indemnitor pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to the Indemnitor or any of its properties or assets, except, in the case of this clause (c) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Indemnitor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by the Reorganization Agreement and the Purchase Agreement, including the payment and performance of all payment and other obligations hereunder.

         1.2 Other Representations and Warranties of Circuit Test Shareholders. Each of the Shareholders represents and warrants to Parent with respect to such Shareholder that the representations and warranties in Sections 1 of the Voting Agreement, dated as of July 9, 1997, among the Shareholders and Parent are true and correct in all respects. The Shareholder has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges (except as specified in Section 4.28 of the Reorganization Agreement) in connection with this Agreement or any transaction contemplated by the Reorganization Agreement and the Purchase Agreement, including the payment and performance of all payment and other obligations hereunder.



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                                                    ARTICLE II

                                             SURVIVAL; INDEMNIFICATION

         2.1      Indemnification.  (a)  In the event

         (i) Circuit Test breaches a covenant, or if any representation or warranty of Circuit Test in the Reorganization Agreement is inaccurate (and, if there is an applicable survival period pursuant to Section 11.1 (Survival of Representations and Warranties) of the Reorganization Agreement, provided that Parent makes a written claim for indemnification against any Indemnitor within the applicable survival period),

         (ii) Airhub, any Airhub Member, CTLLC or any CTLLC Member breaches a covenant, or if any representation or warranty in the Purchase Agreement is inaccurate (and, if there is an applicable survival period pursuant to Section 10.1 (Survival of Representations and Warranties) of the Purchase Agreement, provided that Parent makes a written claim for indemnification against any Indemnitor within the applicable survival period), then each Indemnitor shall indemnify and hold Parent harmless from and against such Indemnitor's Pro Rata Share (as defined in Section 2.1(b)) of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes (as defined in Section 2.1(b)), Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses (collectively, "Losses") that Parent or any of its subsidiaries may suffer through and after the date of the claim for indemnification (including any Losses Parent or its subsidiaries suffer after the end of any applicable survival period) caused by or arising out of any such breach or inaccuracy; except that the Indemnitors will not have any obligation to indemnify Parent from and against any Losses caused by or arising out of any such breach or inaccuracy: (i) until Parent or its subsidiaries have suffered Losses by reason thereof in excess of a $100,000 aggregate threshold (at which time the Indemnitors will indemnify Parent relating back to the first dollar of such Losses and any further such Losses) or thereafter, and (ii) to the extent the Losses Parent has suffered by reason of all such breaches and inaccuracies exceeds a $2,500,000 aggregate ceiling (after which the Indemnitors will have no obligation to indemnify Parent from and against any further such Losses) unless such Losses are caused by or arise out of any breach or inaccuracy of which any Indemnitor had actual knowledge at the time of the related agreement or representation was made or deemed made, in which case there shall be no limitation on the aggregate liability of the Indemnitors hereunder.

         (b) The "Indemnitor's Pro Rata Share" means that fraction equal to the amount of Consideration received by the Indemnitor over the Total Consideration, where


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     (i) "Consideration" with respect to (A) any Shareholder means the number of shares of Parent Common Stock received by such Shareholder pursuant to the Reorganization Agreement times the $7.80, plus the amount of cash, if any, received by such Shareholder pursuant to the Reorganization Agreement and, (B)
any  Airhub  Member  or  CTLLC  Member  means  such  member's   ratable  portion
(determined by reference to such members proportionate ownership of Airhub and CTLLC taken together) of the aggregate purchase price payable by Parent to the Airhub Members and the CTLLC Members pursuant to the Purchase Agreement, and

     (ii) "Total Consideration" means the sum of the Consideration received by all Indemnitors.

         (c) If Parent has a claim for Losses pursuant to this Article II that does not involve a Third Party Claim (as defined in Section 2.2(a)), Parent shall notify the Representative (as defined in Section 2.3(a)) of such claim, specifying the nature of the Losses and the amount or estimated amount thereof if feasible. If the Representative does not notify Parent within 30 days from the date it receives such notice that the Representative disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnitors under this Agreement. Nothing herein shall be deemed to prevent Parent from making a claim for potential or contingent Losses.

         2.2 Third Party Claims. (a) If any third party notifies Parent with respect to any matter that may give rise to a claim for indemnification against any Indemnitor under this Article II (a "Third Party Claim"), then Parent shall promptly notify the Representative thereof in writing (a "Notice of Claim"). The Representative will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of the Representative's choice reasonably satisfactory to Parent so long as: (i) the Representative notifies Parent in writing within ten (10) days after Parent has given the Notice of Claim that the Indemnitors will indemnify the Parent from and against the entirety of any Losses Parent may suffer caused by or arising from the Third Party Claim, (ii) the Representative provides Parent with evidence reasonably acceptable to Parent that the Indemnitors will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedent, custom or practice materially adverse to the continuing business, operations, assets, prospects or interests of Parent or its subsidiaries, and (v) the Representative conducts the defense of the Third Party Claim actively and diligently. In the event of a Third Party Claim that seeks an injunction or other equitable relief, the Representative will be entitled to participate with Parent in the defense of such Third Party Claim.

         (b) While the Representative is conducting the defense of the Third Party Claim: (i) Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) Parent will not consent to the entry of any judgment or

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enter into any settlement with respect to the Third Party Claim without the prior written consent of the Representative, and (iii) the Representative will not consent to the entry of any judgment or enter any settlement with respect to the Third Party Claim without the prior written consent of Parent.

         (c) If any condition under Section 2.2(a) is or becomes unsatisfied:
(i) Parent may defend against the Third Party Claim in any manner it reasonably may deem appropriate, (ii) Parent may consent to entry of any judgment or enter into any settlement that is consented to by the Representative or to which the Indemnitors could not reasonably object, (iii) each Indemnitor will reimburse Parent the Indemnitor's Pro Rata Share promptly and upon request of Parent for the costs of defending against the Third Party Claim, including reasonable attorneys' fees and expenses, and (iv) the Indemnitors will remain responsible for any Losses Parent may suffer caused by or arising from the Third Party Claim to the fullest extent provided by this Article II. The Indemnitors and the Representative agree to consent to any entry of judgment or the entering into of any settlement under clause (ii) above reasonably appropriate under the circumstances.

         2.3 Representative. (a) To the fullest extent permitted by law, each Indemnitor hereby irrevocably constitutes and appoints Allen S. Braswell, Jr. as such Indemnitor's attorney-in-fact and legal and judicial representative (the "Representative"), with full power of substitution, for the purposes of: (i) receiving all notices and communications directed to any Indemnitor under this Agreement and taking any action (or determining to take no action) with respect thereto as the Representative may deem appropriate, including the settlement or compromise on behalf of any Indemnitor of any Third Party Claim or Losses, and
(ii) executing and delivering on behalf of any Indemnitor all instruments and documents of every kind the Representative may deem necessary or advisable to accomplish the foregoing. Each Indemnitor hereby ratifies and confirms, as the Indemnitor's own act, all that the Representative shall do or cause to be done pursuant to this Agreement.

         (b) If the Representative resigns, the resigning Representative shall appoint as successor either another Indemnitor or a third party reasonably acceptable to Parent (a "Successor Representative"). The resigning Representative's resignation shall not be effective until a Successor Representative shall have agreed in writing to accept such appointment. If the Representative should die or become incapacitated, a Successor Representative shall be appointed within 30 days of the Representative's death or incapacity by Indemnitors that received a majority of Total Consideration. Upon acceptance by a Successor Representative of the Successor Representative's appointment, the appointment shall be final and binding on the Indemnitors.

         (c) Each Indemnitor irrevocably agrees that with respect to any Third Party Claim or any claim for indemnification hereunder, any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon the Indemnitor if delivered by registered or certified mail, postage prepaid with return receipt

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requested to the Representative at such person's address set forth in Section
4.1, whom each Indemnitor irrevocably appoints as its authorized agent for service of process.

     (d) The death or incapacity of any Indemnitor shall not terminate the authority and agency of the Representative.

         (e) Each Indemnitor hereby agrees to indemnify the Representative and to hold the Representative harmless against any loss, liability or expense incurred without negligent conduct or bad faith on the part of the Representative and arising out of or in connection with his duties as Representative, including court costs and attorneys' fees and expenses incurred by the Representative in defending against any Third Party Claim or Losses in connection with this Agreement.

         2.4 Payment Terms. If all or part of any indemnification obligation under this Agreement is not paid when due, the Indemnitors shall pay Parent interest thereon, payable on demand, for each day from the date the amount became due until the date of payment in full at a rate of 10% per annum.

         2.5 Other Indemnification Matters. Parent's claims pursuant to the foregoing indemnification provisions shall not be limited by any examination made by or on behalf of Parent or its subsidiaries, the knowledge of Parent or it subsidiaries or any of their respective officers, directors, stockholders, employees or agents, or the acceptance by Parent of any certificate or opinion.


                                                    ARTICLE III

                                                DISPUTE RESOLUTION

         3.1 Remedies. Parent may proceed to enforce the obligations of the Indemnitors hereunder in any court or other tribunal by an action at law, suit in equity or other appropriate proceedings, whether for damages, for the specific performance of any term hereof, or otherwise, or in aid of the exercise of any power granted hereby or by law. In the event of any such proceeding, the prevailing party in such proceeding shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants, and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal. The amount of any such costs or expenses awarded hereunder shall not be subject to the limitations on liability contained in Section 2.1.

         3.2 Jurisdiction and Consent to Suit. Any action, suit or proceeding by Parent to enforce this Agreement may be brought in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Each Indemnitor and the

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Representative consent and submit to the non-exclusive jurisdiction in personam of any such court in respect of any such action, suit or proceeding.

                                                    ARTICLE IV

                                                GENERAL PROVISIONS

         4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

         (a)      if to Parent, to:

                           EFTC Corporation
                           7241 West 4th Street
                           Greeley, Colorado 80634
                           Attention:  Stuart W. Fuhlendorf
                           Facsimile No.:  (303) 892-4306

                           with a copy to:

                           Holme Roberts & Owen LLP
                           1700 Lincoln, Suite 4100
                           Denver, Colorado 80203
                           Attention:  Francis R. Wheeler
                           Facsimile No.: (303) 866 0200

         (b)      if to the Indemnitors, to the Representative:

                           Allen S. Braswell, Jr.
                           4601 Cromwell Avenue
                           Memphis, Tennessee 38118
                           Facsimile No.: (901) 795-5305

                           with a copy to:

                           Burch, Porter & Johnson, PLLC
                           50 North Front Street
                           Suite 800
                           Memphis, Tennessee 38103
                           Attention:  Warner B. Rodda
                           Facsimile No.: (901) 524-5026

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         4.2 Interpretation. When a reference is made in this Agreement to
Articles or Sections, such reference shall be to an Article or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge of a particular fact or matter after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the parties shall include where the context does not prohibit, their respective permitted successors and assigns.

         4.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

         4.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed.

         4.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     4.6 Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the

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exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

         4.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


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                                     SIGNATURE PAGE-INDEMNIFICATION AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be executed and delivered as of the date first written above.

                  Parent:

                                EFTC CORPORATION,
                                a Colorado corporation


                                By: /s/


                  Shareholders:
                                 Allen S. Braswell, Sr. Grantor Retained Income Trust u/a/d 12/31/89

                                  By /s/
                                  Allen S. Braswell, Jr., Trustee

                                  By /s/
                                  Bruce A. Braswell, Trustee


                                     /s/
                                   Allen S. Braswell, Jr.


                                     /s/
                                   Alma L. Braswell


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                             SIGNATURE PAGE-INDEMNIFICATION AGREEMENT Continued

                  Airhub Members:


                                         ALLEN S. BRASWELL, JR. REVOCABLE LIVING
                                         TRUST


                                         By /s/
                                         Allen S. Braswell, Jr., Trustee


                                         CIRCUIT TEST INTERNATIONAL LIMITED
                                         PARTNERSHIP, a Florida limited
                                         Partnership


                                         By ALLEN S. BRASWELL, SR. LIVING TRUST
                                         Its General Partner

                                         /s/
                                         Allen S. Braswell, Sr., Trustee

                  CTLLC Members:

                                         ALLEN S. BRASWELL, JR. REVOCABLE LIVING
                                         TRUST


                                         By  /s/
                                         Allen S. Braswell, Jr., Trustee


                                         CIRCUIT TEST INTERNATIONAL LIMITED
                                         PARTNERSHIP, a Florida limited
                                         Partnership


                                         By ALLEN S. BRASWELL, SR. LIVING TRUST
                                         Its General Partner

                                         /s/
                                         Allen S. Braswell, Sr., Trustee


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